Exhibit 5.2

ONE SHELL PLAZA	AUSTIN	LONDON
910 LOUISIANA	BEIJING	MOSCOW
HOUSTON, TEXAS	BRUSSELS	NEW YORK
77002-4995	DALLAS	PALO ALTO
	DUBAI	RIYADH
TEL +1 713.229.1234	HONG KONG	SAN FRANCISCO
FAX +1 713.229.1522	HOUSTON	WASHINGTON
BakerBotts.com

October 1, 2018

001166.1551

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the issuance by CenterPoint Energy, Inc., a Texas corporation (the “Company”), of 19,550,000 of its depositary shares (the “Depositary Shares”), each of which represents a 1/20th interest in a share of the Company’s 7.00% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), pursuant to (a) the Registration Statement on Form S-3 (Registration No. 333-215833), as amended through the date hereof (including by post-effective amendment No. 1 thereto) (as amended, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus of the Company dated September 24, 2018, as supplemented by the prospectus supplement of the Company relating to the sale of the Depositary Shares dated September 25, 2018 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Depositary Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Depositary Shares are being offered, issued and sold pursuant to the Underwriting Agreement dated September 25, 2018 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I thereto (the “Underwriters”). The Depositary Shares are to be issued under a Deposit Agreement, dated as of October 1, 2018 (the “Deposit Agreement”), among the Company, Broadridge Corporate Issuer Solutions, Inc., as depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Pursuant to the Statement of Resolution (as defined below), shares of the Series B Preferred Stock are convertible into shares of common stock of the Company, par value $0.01 per share (the “Conversion Shares”), and, subject to the provisions of the Statement of Resolution, dividends payable on the Series B Preferred Stock may under certain circumstances be paid in shares of common stock of the Company, par value $0.01 per share (the “Dividend Shares”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Restated Articles of Incorporation of the Company and the Third Amended and Restated Bylaws of the Company (each as amended to date, the “Organizational Documents”); (ii) the Underwriting Agreement; (iii) the Deposit Agreement, (iv) the Registration Statement and the Prospectus; (v) the Statement of Resolution relating to the Series B Preferred Stock filed with the Secretary of State of the State of Texas (the “Statement of Resolution”) and (vi) corporate

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records of the Company, including certain resolutions of the board of directors of the Company and the pricing committee thereof, as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or advisable for purposes of the opinion hereinafter expressed. In giving the opinion set forth below, we have relied, to the extent we deemed appropriate without independent investigation or verification, upon certificates, statements or other representations of officers or other authorized representatives of the Company and of governmental and public officials with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In giving the opinion below, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies are true, correct and complete copies of the originals thereof and all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.    The Deposit Agreement and the Depositary Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when the Depositary Shares have been issued and delivered by the Company in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, the Depositary Shares will constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing), and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

2.    The shares of the Series B Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement and the Statement of Resolution, will be validly issued, fully paid and non-assessable.

3.    The Conversion Shares issuable upon the conversion of the Series B Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company in accordance with the terms of the Statement of Resolution, will be validly issued, fully paid and non-assessable.

4.    The Dividend Shares payable on the Series B Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company in accordance with the terms of the Statement of Resolution, will be validly issued, fully paid and non-assessable.

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With your consent, we have assumed that the Deposit Agreement constitutes the valid, binding and enforceable obligation of the parties thereto other than the Company, enforceable against the parties in accordance with its terms.

The opinions set forth above are limited in all respects to matters of the laws of the State of Texas and applicable federal law of the United States, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.